Exhibit 10.4

INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

between

AOL INC.

and

TIME WARNER INC.

Dated as of November 16, 2009

- i -

Table of Contents

(continued)

Annexes

Annex A -	AOL Business
Annex B -	AOL U.S. Patents and Patent Applications
Annex C -	TWX U.S. Patents and Patent Applications

- ii -

INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT (this “Agreement”), dated as of
November 16, 2009, between AOL Inc., a Delaware corporation (“AOL”), and Time Warner Inc., a Delaware corporation (“TWX”).

WHEREAS this Agreement is being entered into in connection with the Separation and Distribution Agreement, dated as of November 16, 2009 (the “Separation Agreement”), between TWX and AOL; and

WHEREAS the parties have each agreed to grant the other a license to certain intellectual property as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person; provided, however, that, for purposes of this Agreement, no member of the AOL Group or the TWX Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“AOL Business” has the meaning set forth on Annex A.

“AOL Covenant Intellectual Property” means (i) all trade secret rights (if any) in all inventions covered by any United States or foreign patent application owned, in whole or in part, as of the Effective Date, by AOL or any other member of the AOL Group, by any United States or foreign patent issued in respect thereof prior to the Effective Date and by any continuation, continuation-in-part, divisional, reissue, extension, reexamination or substitution relating thereto, (ii) all trade secret rights (if any) in all inventions owned, in whole or in part, by AOL or any other member of the AOL Group as of the Effective Date and for which a patent application had not been filed as of the Effective Date, whether or not patentable, and (iii) all trade secret rights in all invention disclosures owned as of the Effective Date by the AOL Group, whether or not included in categories (i) and (ii) above.

“AOL Group” means AOL and each of its Subsidiaries.

“AOL Patent Matters” means all United States or foreign patent applications or patents owned, in whole or in part, by AOL or any other member of the AOL Group as of the Effective Date or any patent transferred to any member of the AOL Group by any member of the TWX Group pursuant to Section 3.05, together with any continuation, continuation-in-part, divisional, reissue, extension, reexamination or substitution thereof, and any application claiming the benefit thereof.

“Effective Date” means the Distribution Date, as defined in the Separation Agreement.

“Governmental Authority” means any nation or government, any federal, state, province, city, municipal entity or authority or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Group” means either the AOL Group or the TWX Group, as the context requires.

“Improvements” means all patentable and non-patentable inventions, discoveries, technology and information of any type whatsoever, including all methods, processes, technical information, knowledge, experience and know-how, that utilize, incorporate, are derived from or are based on the AOL Patent Matters or the TWX Patent Matters, as applicable, or could not be conceived, developed or reduced to practice but for the use of such AOL Patent Matters or TWX Patent Matters, as applicable.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data.

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority or principles of common law or equity (including negligence and strict liability) enacted, entered, promulgated or applied by a Governmental Authority.

“Person” means an individual or a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity, without regard to whether such entity is treated as disregarded for U.S. Federal income tax purposes.

“Subsidiary” means, with respect to a specified Person, another Person more than 50% of the outstanding voting or equity interests of which are owned by such specified Person or by one or more other Subsidiaries of such specified Person; provided, however, that for purposes of this Agreement, no member of the AOL Group shall be deemed to be a Subsidiary of TWX.

“TWX Covenant Intellectual Property” means (i) all trade secret rights (if any) in all inventions covered by any United States or foreign patent application owned, in whole or part, by TWX or any member of the TWX Group as of the Effective Date, by any United States or foreign patent issued in respect thereof prior to the Effective Date and by any continuation, continuation-in-part, divisional, reissue, extension, reexamination or substitution relating thereto, (ii) all trade secret rights (if any) in all inventions owned, in whole or in part, by TWX or any other member of the TWX Group as of the Effective Date and for which a patent application had not been filed as of the Effective Date, whether or not patentable, and (iii) all trade secret rights (if any) in all invention disclosures owned as of the Effective Date by the TWX Group, whether or not included in categories (i) and (ii) above.

“TWX Group” means TWX and each of its Subsidiaries.

“TWX Patent Matters” means all United States or foreign patent applications or patents owned, in whole or in part, by TWX or any other member of the TWX Group as of the Effective Date or any patent transferred to any member of the TWX Group by any member of the AOL Group pursuant to Section 2.05, together with any continuation, continuation-in-part, divisional, reissue, extension, reexamination or substitution thereof, and any application claiming the benefit thereof.

ARTICLE II

AOL Licensed Intellectual Property

SECTION 2.01 AOL Licensed Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including without limitation Sections 2.04 and 2.07, AOL, for itself and on behalf of each other member of the AOL Group, hereby grants to TWX and each other member of the TWX Group, from and after the Effective Date, a worldwide, fully-paid-up, non-exclusive, non-transferable (except as set forth in Section 6.03), royalty-free, perpetual, non-sublicensable (except as set forth in Section 6.04(a)) license under the AOL Patent Matters to make, have made, use, sell, offer to sell, import into any country, and export from any country all claimed inventions.

SECTION 2.02 Covenant Not To Sue. Subject to the terms and conditions set forth in this Agreement, including without limitation Sections 2.01, 2.04 and 2.07, from and after the Effective Date AOL will not, nor will any other member of the AOL Group, institute any action or suit at law or in equity against TWX or any other member of the TWX Group under or in respect of the AOL Patent Matters or the AOL Covenant Intellectual Property, nor institute, prosecute or in any way aid in the initiation or prosecution of any claim, demand, action or cause of action for damages, costs, loss of services, expenses or compensation based upon any act by TWX or any other member of the TWX Group under or in respect of the AOL Patent Matters or the AOL Covenant Intellectual Property. The above covenant not to sue shall also extend to any third party to the extent such third party is an end user of a product or service that uses, incorporates or is related to any AOL Covenant Intellectual Property and such product or service is provided by a TWX Group member and such TWX Group member is then entitled to the protection of such covenant. Notwithstanding the foregoing, this Section 2.02 shall not prevent an AOL Group member from taking action against a member of the TWX Group and/or an employee of a TWX Group member to enforce a written confidentiality obligation in favor of such AOL Group member in effect as of the Effective Date with respect to any AOL Covenant Intellectual Property to the extent that such TWX Group member or TWX employee is then bound by, and alleged to be in breach of, such written confidentiality obligation.

SECTION 2.03 No Obligation to Provide Services or Delivery. Each party, on behalf of itself and its respective Affiliates, acknowledges and agrees that no provision of this Agreement shall require AOL or any of its Affiliates to provide any support, training, programming, research and development or other services or to disclose or deliver any software, other technology or any AOL Covenant Intellectual Property to TWX or any of its Affiliates with respect to the AOL Patent Matters or AOL Covenant Intellectual Property.

SECTION 2.04 Limitations on AOL License. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to license any AOL Patent Matter, in whole or in part, or any rights thereunder, if the agreement or attempt to license without the consent of a third party would in any way be ineffective or adversely affect the rights of AOL or any other member of the AOL Group with respect to such AOL Patent Matters. If an attempted license of any AOL Patent Matter pursuant to this Agreement would be ineffective or would adversely affect the rights of AOL or any other member of the AOL Group, the parties hereto shall cooperate with each other to effect an arrangement designed reasonably to provide for TWX and the other members of the TWX Group the benefits of any such AOL Patent Matter that would otherwise accrue to the TWX Group members under this Agreement. The preceding sentence shall not be construed to require the incurrence of any expenditures (other than minor expenditures relating to documenting any such arrangement and any processing, filing, application or similar costs or fees) or material liability, acceptance of any material change to any agreement or the waiver of any right by any member of the AOL Group.

SECTION 2.05 AOL Group Covenants. Subject to the immediately following sentence, AOL shall not, nor shall AOL permit any other member of the AOL Group to, engage in any act, or purposefully omit to do any act, that materially impairs or materially adversely affects, individually or in the aggregate, the rights of TWX or any other member of the TWX Group in and to the AOL Patent Matters. Notwithstanding the immediately preceding sentence, an AOL Group member may abandon any AOL Patent Matter; provided, however, that with regard to those U.S. patents and patent applications listed on Annex B (the “Annex B Patent Matters”), such AOL Group member shall: (i) provide a written notice to TWX of such determination and such intention to abandon any Annex B Patent Matter as soon as reasonably practicable after such determination (and prior to any such abandonment); and (ii) if requested by TWX, transfer such Annex B Patent Matter to a TWX Group member identified by TWX at no cost to TWX or such TWX Group member (other than reasonable and customary patent transfer registration fees (if any)); provided further that, with regard to all other AOL Patent Matters not listed on Annex B, such AOL Group member shall: (i) use commercially reasonable efforts to provide a written notice to TWX of such determination and such intention to abandon such AOL Patent Matter as soon as reasonably practicable after such determination (and prior to any such abandonment); and (ii) if requested by TWX, transfer such AOL Patent Matter to a TWX Group member identified by TWX at no cost to TWX or such TWX Group member (other than reasonable and customary patent transfer registration fees (if any)). If, after the Effective Date, any AOL Patent Matter is transferred to any Affiliate of AOL or sold or otherwise transferred to any third party, then AOL shall cause such Affiliate or third party, as applicable, to enter into an agreement, license or sublicense to provide TWX and the other members of the TWX Group with the benefits of any such intellectual property on the same terms and conditions as set forth in this Agreement.

SECTION 2.06 Existing Intellectual Property Rights. TWX acknowledges and agrees that any AOL Patent Matter and AOL Covenant Intellectual Property created, owned, used or controlled by AOL or any other member of the AOL Group, shall remain the exclusive property of AOL or its applicable AOL Group member and, except for the rights and licenses granted hereunder, none of TWX and the other members of the TWX Group shall have any rights to such AOL Patent Matter or AOL Covenant Intellectual Property; provided, however, that any Improvements to any AOL Patent Matter or any AOL Covenant Intellectual Property by any member of the TWX Group after the Effective Date shall be owned in accordance with applicable Law. TWX shall not, nor shall it permit any TWX Group member to, do any act, or purposefully omit to do any act, that shall in any way impair the rights of AOL or any other member of the AOL Group in and to the AOL Patent Matters or AOL Covenant Intellectual Property.

SECTION 2.07 AOL Group Membership. If a member of the AOL Group ceases to be a Subsidiary of AOL (such member, an “ex-AOL member”): (i) the license of TWX Patent Matters to the ex-AOL member pursuant to this Agreement and the covenant not to sue set forth in Section 3.02 of this Agreement each shall not terminate and shall remain in effect with respect to all TWX Patent Matters licensed to such ex-AOL member and all TWX Covenant Intellectual Property, as applicable, in each case, that are related to products and services of such ex-AOL member existing immediately prior to such ex-AOL member ceasing to be a Subsidiary of AOL; and (ii) the license of any AOL Patent Matter granted by an ex-AOL member pursuant to this Agreement to the TWX Group and the covenant not to sue set forth in Section 2.02 of this Agreement shall each remain in effect with respect to all AOL Patent Matters and all AOL Covenant Intellectual Property, as applicable, owned, in whole or in part, by the ex-AOL member.

SECTION 2.08 No Obligation. Nothing in this Agreement shall be interpreted to obligate AOL or any other member of the AOL Group to license to any

Person other than TWX and the other members of the TWX Group any AOL Patent Matter.

ARTICLE III

TWX Licensed Intellectual Property

SECTION 3.01 TWX Licensed Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including without limitation Sections 3.04 and 3.07, TWX, for itself and on behalf of each other member of the TWX Group, hereby grants to AOL and each other member of the AOL Group, from and after the Effective Date, a worldwide, fully-paid-up, non-exclusive, non-transferable (except as set forth in Section 6.03), royalty-free, perpetual, non-sublicensable (except as set forth in Section 6.04(b)) license under the TWX Patent Matters to make, have made, use, sell, offer to sell, import into any country, and export from any country all claimed inventions solely in the AOL Business; provided, however, that the license granted in this Section 3.01 with respect to the Annex C Patent Matters (as defined in Section 3.05 below) shall not be subject to the limitation relating to the AOL Business and AOL may make, have made, use, sell, offer to sell, import into any country, and export from any country all claimed inventions in such Annex C Patent Matters under such license in both the AOL Business and other than in the AOL Business.

SECTION 3.02 Covenant Not To Sue. Subject to the terms and conditions set forth in this Agreement, including without limitation Sections 3.01, 3.04 and 3.07, from and after the Effective Date TWX will not, nor will any other member of the TWX Group, institute any action or suit at law or in equity against AOL or any other member of the AOL Group under or in respect of the TWX Patent Matters or the TWX Covenant Intellectual Property, nor institute, prosecute or in any way aid in the initiation or prosecution of any claim, demand, action or cause of action for damages, costs, loss of services, expenses or compensation based upon any act by AOL or any other member of the AOL Group with respect to the AOL Business under or in respect of the TWX Patent Matters or the TWX Covenant Intellectual Property. The above covenant not to sue shall also extend to any third party to the extent such third party is an end user of a product or service that uses, incorporates or is related to any TWX Covenant Intellectual Property and such product or service is provided by an AOL Group member and such AOL Group member is then entitled to the protection of such covenant. Notwithstanding the foregoing, this Section 3.02 shall not prevent a TWX Group member from taking action against a member of the AOL Group and/or an employee of an AOL Group member to enforce a written confidentiality obligation in favor of such TWX Group member in effect as of the Effective Date with respect to any TWX Covenant Intellectual Property to the extent that such AOL Group member or AOL employee is then bound by, and alleged to be in breach of, such written confidentiality obligation.

SECTION 3.03 No Obligation to Provide Services or Delivery. Each party, on behalf of itself and its respective Affiliates, acknowledges and agrees that no provision of this Agreement shall require TWX or any of its Affiliates to provide any support, training, programming, research and development or other services or to disclose or deliver any software, other technology or any TWX Covenant Intellectual Property to AOL or any of its Affiliates with respect to the TWX Patent Matters or TWX Covenant Intellectual Property.

SECTION 3.04 Limitations on TWX License. Notwithstanding anything in this Agreement to the contrary, (i) this Agreement shall not constitute an agreement to license any TWX Patent Matter, in whole or in part, or any rights thereunder, if the agreement or attempt to license without the consent of a third party would in any way be ineffective or adversely affect the rights of TWX or any other member of the TWX Group with respect to such TWX Patent Matters and (ii) the license to the TWX Patent Matters, excluding the Annex C Patent Matters shall only be used in connection with the conduct by the AOL Group of the AOL Business and the license to AOL and the other members of the AOL Group hereunder of the TWX Patent Matters, excluding the Annex C Patent Matters shall not extend to, or permit, any other use. If an attempted license of any TWX Patent Matter pursuant to this Agreement would be ineffective or would adversely affect the rights of TWX or any other member of the TWX Group, the parties hereto shall cooperate with each other to effect an arrangement designed reasonably to provide for AOL and the other members of the AOL Group the benefits of any such TWX Patent Matter that would otherwise accrue to the AOL Group members under this Agreement. The preceding sentence shall not be construed to require the incurrence of any expenditures (other than minor expenditures relating to documenting any such arrangement and any processing, filing, application or similar costs or fees) or material liability, acceptance of any material change to any agreement or the waiver of any right by any member of the TWX Group.

SECTION 3.05 TWX Group Covenants. Subject to the immediately following sentence, TWX shall not, nor shall TWX permit any other member of the TWX Group to, engage in any act, or purposefully omit to do any act, that materially impairs or materially adversely affects, individually or in the aggregate, the rights of AOL or any other member of the AOL Group in and to the TWX Patent Matters. Notwithstanding the immediately preceding sentence, a TWX Group member may abandon any TWX Patent Matter; provided, however, that with regard to those U.S. patents and patent applications listed on Annex C (the “Annex C Patent Matters”), such TWX Group member shall: (i) provide a written notice to AOL of such determination and such intention to abandon any Annex C Patent Matter as soon as reasonably practicable after such determination (and prior to any such abandonment) and (ii) if requested by AOL, transfer such Annex C Patent Matter to an AOL Group member identified by AOL at no cost to AOL or such AOL Group member (other than reasonable and customary patent transfer registration fees (if any)); provided further that, with regard to all other TWX Patent Matters not listed on Annex C, such TWX Group member shall: (i) use commercially reasonable efforts to provide a written notice to AOL of such determination and such intention to abandon such TWX Patent Matter as soon as reasonably practicable after such determination (and prior to any such abandonment); and (ii) if requested by AOL, transfer such TWX Patent Matter to an AOL Group member identified by AOL at no cost to AOL or such AOL Group member (other than reasonable and customary patent transfer registration fees (if any)). If, after the Effective Date, any TWX Patent Matter is transferred to any Affiliate of TWX or sold or otherwise transferred to any third party, then TWX shall cause such Affiliate or third party, as applicable, to enter into an agreement, license or sublicense to provide AOL and the other members of the AOL Group with the benefits of any such intellectual property on the same terms and conditions as set forth in this Agreement.

SECTION 3.06 Existing Intellectual Property Rights. AOL acknowledges and agrees that any TWX Patent Matter and TWX Covenant Intellectual Property created, owned, used or controlled by TWX or any other member of the TWX Group, shall remain the exclusive property of TWX or its applicable TWX Group member and, except for the rights and licenses granted hereunder, none of AOL and the other members of the AOL Group shall have any rights to such TWX Patent Matter or TWX Covenant Intellectual Property; provided, however, that any Improvements to any TWX Patent Matter or any TWX Covenant Intellectual Property by any member of the AOL Group after the Effective Date shall be owned in accordance with applicable Law. AOL shall not, nor shall it permit any AOL Group member to, do any act, or purposefully omit to do any act, that shall in any way impair the rights of TWX or any other member of the TWX Group in and to the TWX Patent Matters or TWX Covenant Intellectual Property.

SECTION 3.07 TWX Group Membership. If a member of the TWX Group ceases to be a Subsidiary of TWX (such member, an “ex-TWX member”): (i) the license of AOL Patent Matters to the ex-TWX member pursuant to this Agreement and the covenant not to sue set forth in Section 2.02 of this Agreement each shall not terminate and shall remain in effect with respect to all AOL Patent Matters licensed to such ex-TWX member and all AOL Covenant Intellectual Property, as applicable, in each case, that are related to products and services of such ex-TWX member existing immediately prior to such ex-TWX member ceasing to be a Subsidiary of TWX; and (ii) the license of any TWX Patent Matter granted by an ex-TWX member pursuant to this Agreement to the AOL Group and the covenant not to sue set forth in Section 3.02 of this Agreement shall each remain in effect with respect to all TWX Patent Matters and all TWX Covenant Intellectual Property, as applicable, owned, in whole or in part, by the ex-TWX member.

SECTION 3.08 No Obligation. Nothing in this Agreement shall be interpreted to obligate TWX or any other member of the TWX Group to license to any Person other than AOL and the other members of the AOL Group any TWX Patent Matter.

ARTICLE IV

Enforcement; Infringement; Termination

SECTION 4.01 No Enforcement Against Third Party. Notwithstanding any provision of this Agreement, in no event shall any party be required to enforce or otherwise assert against any Person any intellectual property rights in connection with the AOL Patent Matters or the TWX Patent Matters.

SECTION 4.02 Infringement by Third Parties. (a) AOL Patent Matters. TWX shall cooperate with AOL in the protection and enforcement of the AOL Patent Matters. TWX shall promptly notify AOL in writing of any infringement, misappropriation or illegal use by any third party of the AOL Patent Matters of which it becomes aware. AOL may, in its sole discretion, commence or prosecute and effect the disposition of any claims or suits relative to the infringement, misappropriation and/or illegal use of the AOL Patent Matters in its own name. At the request and expense of AOL, TWX shall cooperate with AOL in connection with any such claims or suits and shall furnish reasonable assistance to AOL in the conduct of all proceedings in regard thereto. TWX shall not take any action to protect or enforce, nor shall any of the TWX Group members settle any claim for infringement of, any of the AOL Patent Matters without the prior written consent of AOL.

(b) TWX Patent Matters. AOL shall cooperate with TWX in the protection and enforcement of the TWX Patent Matters. AOL shall promptly notify TWX in writing of any infringement, misappropriation or illegal use by any third party of the TWX Patent Matters of which it becomes aware. TWX may, in its sole discretion, commence or prosecute and effect the disposition of any claims or suits relative to the infringement, misappropriation and/or illegal use of the TWX Patent Matters in its own name. At the request and expense of TWX, AOL shall cooperate with TWX in connection with any such claims or suits and shall furnish reasonable assistance to TWX in the conduct of all proceedings in regard thereto. AOL shall not take any action to protect or enforce, nor shall any of the AOL Group members settle any claim for infringement of, any of the TWX Patent Matters without the prior written consent of TWX.

SECTION 4.03 Termination. Upon termination of any license granted hereunder, all rights in the AOL Patent Matters or the TWX Patent Matters, as applicable, shall automatically revert to the applicable licensor and the applicable licensee shall have no further rights in, and shall immediately cease all use of, such intellectual property.

SECTION 4.04 Representations and Warranties. Each party represents and warrants to the other party that such party has the legal right, power and authority to enter into and perform its obligations under this Agreement. AOL represents and warrants as of the date hereof and as of the Effective Date that: (i) the AOL Group owns, in whole or in part, the AOL Patent Matters; (ii) no AOL Group member has granted any other license or other right to use any of the AOL Patent Matters that would conflict with the rights granted to TWX and the TWX Group hereunder; and (iii) there are no consents or approvals needed from any party in connection with the granting to the TWX Group of the rights under this Agreement. TWX represents and warrants as of the date hereof and as of the Effective Date that: (i) the TWX Group owns, in whole or in part, the TWX Patent Matters; (ii) no TWX Group member has granted any other license or other right to use any of the TWX Patent Matters that would conflict with the rights granted to AOL and the AOL Group hereunder; and (iii) there are no consents or approvals needed from any party in connection with the granting to the AOL Group of the rights under this Agreement.

ARTICLE V

Disclaimer of Representations and Warranties

EXCEPT AS MAY OTHERWISE EXPRESSLY BE SET FORTH IN THIS AGREEMENT: (A) NONE OF AOL OR TWX OR THEIR RESPECTIVE AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER MATTER INVOLVING THE AOL PATENT MATTERS OR THE AOL COVENANT INTELLECTUAL PROPERTY OR THE TWX PATENT MATTERS OR THE TWX COVENANT INTELLECTUAL PROPERTY, AS APPLICABLE; (B) ALL OF THE PATENT MATTERS THAT SHALL BE LICENSED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT SHALL BE LICENSED ON AN “AS IS, WHERE IS BASIS” WITHOUT ANY SUPPORT, ASSISTANCE, MAINTENANCE OR WARRANTIES OF ANY KIND WHATSOEVER, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE, TITLE ENFORCEABILITY OR NON-INFRINGEMENT OR OTHERWISE OR ANY WARRANTY THAT ANY LICENSED PATENT MATTER IS “ERROR-FREE” SHALL BE EXPRESSLY DISCLAIMED; AND (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI

Miscellaneous

SECTION 6.01 No Other Rights. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO OTHER RIGHTS OR LICENSES TO ANY INTELLECTUAL PROPERTY SHALL BE GRANTED.

SECTION 6.02 Further Assurances. Each of the parties shall, and shall cause its Affiliates to: (i) execute and deliver such instruments and documents as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement; and (ii) use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all other things necessary, proper or advisable under applicable Law and agreements to consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.03 Assignability. Notwithstanding anything in this Agreement to the contrary, no rights licensed under this Agreement may be assigned without the express prior written consent of the licensor, except that such rights may be transferred (in whole or in part) without the consent of the applicable licensor: (i) to any Affiliate of the licensee; or (ii) otherwise by operation of Law; provided, however, that in the case of (i) and (ii) above, the applicable Affiliate or assignee, as applicable, enters into a legal, valid, binding and enforceable written agreement contemporaneously with any such assignment acknowledging and agreeing to be bound by all the terms and conditions set forth in this Agreement. For the avoidance of doubt, the above portion of this Section 6.03 shall not apply to or have any effect on the operation of Sections 2.07 and 3.07 herein. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding upon, and be enforceable against, each of the parties hereto and their respective successors and assigns.

SECTION 6.04 Sublicensing. Notwithstanding anything in this Agreement to the contrary, no rights licensed under this Agreement may be sublicensed without the express prior written consent of the applicable licensor except as set out in either subsection (a) or (b) of this Section 6.04.

(a) Any TWX Group member may grant a non-exclusive sublicense under any Annex B Patent Matter to make, have made, use, sell, offer to sell, import into any country, and export from any country all claimed inventions therein, to any third party engaged in the provision of services or products associated with, or that facilitates the conduct of, such TWX Group member’s business; provided, however, that (i): such sublicense includes a written provision providing that such sublicense may be terminated by AOL by written notice delivered to TWX and the sublicensee if: (A) such sublicensee and an AOL Group member or AOL Affiliate are then parties to any AOL Litigation (as defined below); and (B) an AOL Litigation Notice (as defined below) has been delivered to TWX and is effective at the time of delivery of such notice of termination to TWX and such sublicensee; and (ii) that such third party agrees in writing to comply with the applicable licensee’s obligations under this Agreement. Notwithstanding the foregoing, a TWX Group member shall not be permitted to sublicense an Annex B Patent Matter if, prior to the applicable TWX Group member granting any such sublicense, AOL has provided written notice to TWX (such notice, an “AOL Litigation Notice”) that: (x) the potential sublicensee is a party in a legal action to which an AOL Group member or AOL Affiliate is also a party in which such Annex B Patent Matter is or will be at issue; or (y) the potential sublicensee has filed suit against AOL and AOL has determined that an AOL Group member or AOL Affiliate will assert such Annex B Patent Matter in a separate parallel legal action against such potential sublicensee (any such legal action referred to in (x) or (y), an “AOL Litigation”).

In order to be valid, any AOL Litigation Notice must: (i) include the name of the potential sublicensee that is a party to the AOL Litigation and a reasonably detailed description of the AOL Litigation; (ii) identify the AOL Group member or AOL Affiliate involved in such AOL Litigation and the Annex B Patent Matter that may not be sublicensed to such potential sublicensee; and (iii) confirm that the Annex B Patent Matter specified in subclause (ii) of this sentence is or will be at issue in such AOL Litigation; provided, however, that if: (x) AOL does not confirm in writing to TWX that a claim of infringement has been asserted by such AOL Group member or AOL Affiliate with respect to such Annex B Patent Matter in such AOL Litigation within 6 months from the date of TWX’s receipt of the AOL Litigation Notice; and (y) another AOL Litigation Notice is not effective as of the end of such 6-month period with respect to the same Annex B Patent Matter that is at issue in, and the same potential sublicensee that is involved in, a different AOL Litigation proceeding, then the restriction on the TWX Group members’ ability to sublicense such Annex B Patent Matter to such potential sublicensee pursuant to this Section 6.04(a) shall terminate. AOL shall advise TWX of any material development with respect to any AOL Litigation, including any settlement, court order, final and non-appealable judgment with respect to, or stay of, such AOL Litigation, as soon as reasonably practicable after any such development, and if: (x) such AOL Litigation has been settled or if a final and non-appealable judgment with respect to such AOL Litigation has been entered; and (y) another different AOL Litigation Notice with respect to the same Annex B Patent Matter that was at issue in, and the same potential sublicensee that was involved in, such AOL Litigation is not effective as of the date of AOL’s advice to TWX with respect to such settlement or final and non-appealable judgment, then the restriction on the TWX Group members’ ability to sublicense such Annex B Patent Matter to such potential sublicensee pursuant to this Section 6.04(a) shall terminate to the extent that any such sublicense by a TWX Group member would not have an adverse impact on any such settlement or final and non-appealable judgment. TWX may, at any time after the date falling 3 months after the date of receipt of an AOL Litigation Notice, deliver a written request to AOL (a “TWX Request”) asking AOL to confirm in writing (an “AOL Confirmation”) that the Annex B Patent Matter and potential sublicensee identified in such AOL Litigation Notice continues to be, or will within the next 3 months be, at issue in, or continues to be a party to, as applicable, the AOL Litigation identified in such AOL Litigation Notice, and otherwise confirming and updating the information in such AOL Litigation Notice. If TWX does not receive an AOL Confirmation confirming the information required in the preceding sentence within 30 days of the date of the TWX Request, then the AOL Litigation Notice identified in the TWX Request shall automatically expire on the last day of such 30-day period.

(b) Any AOL Group member may grant a non-exclusive sublicense under any Annex C Patent Matter to make, have made, use, sell, offer to sell, import into any country, and export from any country all claimed inventions therein, to any third party engaged in the provision of services or products associated with, or that facilitates the conduct of, such AOL Group member’s business; provided, however, that: (i) such sublicense includes a written provision providing that such sublicense may be terminated by TWX by written notice delivered to AOL and the sublicensee if: (A) such sublicensee and a TWX Group member or TWX Affiliate are then parties to any TWX Litigation (as defined below); and (B) a TWX Litigation Notice (as defined below) has been delivered to AOL and is effective at the time of delivery of such notice of termination to AOL and such sublicensee; and (ii) that such third party agrees in writing to comply with the applicable licensee’s obligations under this Agreement. Notwithstanding the foregoing, an AOL Group member shall not be permitted to sublicense an Annex C Patent Matter if, prior to the applicable AOL Group member granting any such sublicense, TWX has provided written notice to AOL (such notice, a “TWX Litigation Notice”) that: (x) the potential sublicensee is a party in a legal action to which a TWX Group member or TWX Affiliate is also a party in which such Annex C Patent Matter is or will be at issue; or (y) the potential sublicensee has filed suit against TWX and TWX has determined that a TWX Group member or TWX Affiliate will assert such Annex C Patent Matter in a separate parallel legal action against such potential sublicensee (any such legal action referred to in (x) or (y), a “TWX Litigation”).

In order to be valid, any TWX Litigation Notice must: (i) include the name of the potential sublicensee that is a party to the TWX Litigation and a reasonably detailed description of the TWX Litigation; (ii) identify the TWX Group member or TWX Affiliate involved in such TWX Litigation and the Annex C Patent Matter that may not be sublicensed to such potential sublicensee; and (iii) confirm that the Annex C Patent Matter specified in subclause (ii) of this sentence is or will be at issue in such TWX Litigation; provided, however, that: if (x) TWX does not confirm in writing to AOL that a claim of infringement has been asserted by such TWX Group member or TWX Affiliate with respect to such Annex C Patent Matter in such TWX Litigation within 6 months from the date of AOL’s receipt of the TWX Litigation Notice; and (y) another TWX Litigation Notice is not effective as of the end of such 6-month period with respect to the same Annex C Patent Matter that is at issue in, and the same potential sublicensee that is involved in, a different TWX Litigation proceeding, then the restriction on the AOL Group members’ ability to sublicense such Annex C Patent Matter to such potential sublicensee pursuant to this Section 6.04(b) shall terminate. TWX shall advise AOL of any material development with respect to the TWX Litigation, including any settlement, court order, final and non-appealable judgment with respect to, or stay of, such TWX Litigation, as soon as reasonably practicable after any such development, and if: (x) such TWX Litigation has been settled or if a final and non-appealable judgment with respect to such TWX Litigation has been entered; and (y) another different TWX Litigation Notice with respect to the same Annex C Patent Matter that was at issue in, and the same potential sublicensee that was involved in, such TWX Litigation, is not effective as of the date of TWX’s advice to AOL with respect to such settlement or final and non-appealable judgment, then the restriction on the AOL Group members’ ability to sublicense such Annex C Patent Matter to such potential sublicensee pursuant to this Section 6.04(b) shall terminate to the extent that any such sublicense by an AOL Group member would not have an adverse impact on any such settlement or final and non-appealable judgment. AOL may, at any time after the date falling 3 months after the date of receipt of a TWX Litigation Notice, deliver a written request to TWX (an “AOL Request”) asking TWX to confirm in writing (a “TWX Confirmation”) that the Annex C Patent Matter and potential sublicensee identified in such TWX Litigation Notice continues to be, or will within the next 3 months be, at issue in, or continues to be a party to, as applicable, the TWX Litigation identified in such TWX Litigation Notice, and otherwise confirming and updating the information in such TWX Litigation Notice. If AOL does not receive a TWX Confirmation confirming the information required in the preceding sentence within 30 days of the date of the AOL Request, then the TWX Litigation Notice identified in the AOL Request shall automatically expire on the last day of such 30-day period.

(c) Either party may request from the other party a written list of the sublicensees that such other party has granted a sublicense to pursuant to Section 6.04(a) or 6.04(b), as applicable, since the Effective Date. The responding party shall endeavor to provide such list in a timely fashion after receipt of such written request; provided, however, that the failure of the responding party to comply with such request in any respect shall be deemed not to be a breach of this Agreement and no cause of action or liability or otherwise shall arise with respect to any such failure.

SECTION 6.05 Third Party Beneficiaries. The provisions of this Agreement (other than Sections 2.02 and 3.02) are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder. There are no third party beneficiaries of this Agreement (other than Sections 2.02 and 3.02) and this Agreement (other than Sections 2.02 and 3.02) shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 6.06 Confidential Information. (a) Each of TWX and AOL, on behalf of itself and each person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Effective Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Effective Date) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is: (i) in the public domain through no fault of any member of the TWX Group or the AOL Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) later lawfully acquired from other sources by any of TWX, AOL or its respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of TWX, AOL or Persons in its respective Group, as applicable; (iii) independently generated without reference to any proprietary or confidential Information of the TWX Group or the AOL Group, as applicable; or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of TWX and AOL may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information) or otherwise as permitted by this Agreement.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement, each of TWX and AOL will, promptly after request of the other party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

SECTION 6.07 Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

SECTION 6.08 Entire Agreement. This Agreement and the annexes hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties with respect to the subject matter hereof other than those set forth or referred to herein.

SECTION 6.09 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby.

SECTION 6.10 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when: (a) delivered in person; (b) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the fax numbers set forth below; or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to TWX, to:

Time Warner Inc.

One Time Warner Center

New York, NY 10019

Attn: General Counsel

Facsimile: (212) 484-7167

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn: Eric Schiele

Facsimile: (212) 474-3700

If to AOL to:

AOL Inc.

770 Broadway

New York, NY 10003

Attn: General Counsel

Facsimile: (703) 265-7404

Either party may, by notice to the other party, change the address to which such notices are to be given.

SECTION 6.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

SECTION 6.12 Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 6.13 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.14 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall remain in full force and effect.

SECTION 6.15 Waivers of Default. Waiver by any party hereto of any default by the other party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

SECTION 6.16 Specific Performance. Notwithstanding the procedures set forth in Section 6.02, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party shall not oppose the granting of such relief. The parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 6.17 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

SECTION 6.18 Separation and Distribution Agreement. The parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement, the terms of this Agreement shall govern.

SECTION 6.19 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the annexes hereto) and not to any particular provision of this Agreement. Article, Section and Appendix references are to the articles, sections and appendices of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 6.17. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representative.

AOL INC.,

by	/s/ Ira H. Parker
Name: Ira H. Parker
Title: Executive Vice President, Corporate Secretary and General Counsel

TIME WARNER INC.,

by	/s/ John K. Martin, Jr.
Name: John K. Martin, Jr.
Title: Executive Vice President and Chief Financial Officer

ANNEX A

AOL BUSINESS

“AOL Business” means the global mobile and other Internet products and services businesses conducted by the members of the AOL Group and AOL LLC, including but not limited to:

(i)	offering online content, products and services to consumers, publishers and advertisers, including:

(a)	publishing content licensed from third parties and original content produced through AOL’s network of content creators on a variety of websites with related applications and services, such as the AOL.com homepage; content offerings include but are not limited to the following: news and information content (including Engadget; DailyFinance; WalletPop; AOL Autos; Fan House; and PoliticsDaily); women and lifestyle (including StyleList; Lemondrop; and ParentDish); entertainment (including Moviefone; AOL Music; AOL TV; PopEater; and Games.com); targeted audiences (including Black Voices; and AOL Latino); local mapping (including MapQuest; AOL City Guide; City’s Best; and Digital City); local directories (including AOL Yellow Pages; AOL White Pages; and AOL Classifieds); local events (including Going.com; and When.com); and local sites, which aggregate news, events and directories for small communities and towns);

(b)	providing social networking, community and instant communication products and services (including AOL Mail (e-mail); AIM (instant messaging in the U.S.); and ICQ (instant messaging)); and

(c)	providing customers with general, Internet-based search results utilizing Google’s organic web search results with additional links to relevant AOL and third-party content and information, as well as providing a variety of other search-related features (including video search (Truveo) and news search (Relegence));

(d)	providing Internet advertising services and products; and

(ii)	managing and operating a subscription access service business, including as a distribution channel for such content, product and service offerings, including the AOL-branded Internet access service, as well as CompuServe and Netscape Internet access services.

ANNEX B

AOL U.S. PATENTS AND PATENT APPLICATIONS

Patent/ Application/ Publication Number	Title
5,826,242	Method Of On-line Shopping Utilizing Persistent Client State In A Hypertext Transfer Protocol Based Client-Server System
7,305,470	Method For Displaying Web User’s Authentication Status In A Distributed Single Login Network
7,437,457	Regulating Concurrent Logins Associated With A Single Account
7,325,065	Identifying Unauthorized Communication Systems Using A System-Specific Identifier
7,174,454	System And Method For Establishing Historical Usage-Based Hardware Trust
6,854,057	Digital Certificate Proxy
7,216,361	Adaptive Multi-Tier Authentication System
7,237,257	Leveraging A Persistent Connection To Access A Secured Service
2005/0262564	Using Trusted Communication Channel To Combat User Name/Password Theft
2006/0048213	Authenticating A Client Using Linked Authentication Credentials
7,181,513	Restricting Access To Requested Resources
7,428,585	Local Device Access Controls
6,941,300	Internet Crawl Seeding
6,877,002	Fuzzy Database Retrieval
6,785,688	Internet Streaming Media Workflow Architecture
7,308,464	Method And System For Rule Based Indexing Of Multiple Data Structures
7,181,444	System And Process For Searching A Network
6,847,977	Grouping Multimedia And Streaming Media Search Results
2007/0094247	Real Time Query Trends With Multi-Document Summarization
6,757,691	Predicting Content Choices By Searching A Profile Database
6,944,669	Sharing The Personal Information Of A Network User With The Resources Accessed By That Network User
7,039,683	Electronic Information Caching
6,757,707	Displayed Complementary Content Sources In A Web-Based TV System
6,677,968	User Definable On-Line Co-User Lists
2007/0005389	Method And System For Managing Digital Assets
11/538,620	Identifying Events Of Interest Within Video Content
7,567,958	Filtering System For Providing Personalized Information In The Absence Of Negative Data
2005/0027593	System And Method For Segmenting And Targeting Audience Members
2008/0126567	System And Method For Preserving Consumer Choice
7,386,798	Sharing On-Line Media Experiences
6,754,904	Informing Network Users Of Television Programming Viewed By Other Network Users
7,599,990	Buddy List-Based Sharing Of Electronic Content

ANNEX C

TWX U.S. PATENTS AND PATENT APPLICATIONS

Patent/ Application/ Publication Number	Title
6,351,776	Shared Internet Storage Resource, User Interface System, And Method
6,985,927	Shared Internet Storage Resource, User Interface System, And Method
7,171,472	Shared Internet Storage Resource, User Interface System, And Method
7,337,207	Shared Internet Storage Resource, User Interface System, And Method
7,496,578	Shared Internet Storage Resource, User Interface System, And Method
6,496,855	Web Site Registration Proxy System
7,237,024	Cross-Site Timed Out Authentication Management
7,415,500	Facilitating Negotiations Between Users Of A Computer Network Through Messaging Communications Enabling User Interaction
7,415,718	Receiving and Processing Vertical Blanking Interval Data
7,571,234	Authentication Of Electronic Data
2005/0190911	System And Method For Using A Streaming Protocol